Mercer Capital, Ltd.
40 Wall Street
New York, NY 10005
Tel: (212) 269-8484
Fax: (212) 269-8545

January 23, 2007

Nucon-RF, Inc.
c/o Todd Sinclair
1574 Gulf Rd., #242
Point Roberts, WA 98281

Dear Mr. Sinclair:

This letter shall replace any agreements between Nucon-RF, Inc., a Nevada corporation (the “Company”) and Mercer Capital, Ltd. (“Mercer”). Anything to the contrary herein notwithstanding, any obligations of the Company to Mercer relating to the payments of fees and/or disbursements or the issuance of shares and/or warrants arising out of previous agreements with the Company shall remain in full force and effect.

1.  Nature of Services. Mercer will continue to assist the Company with its investment banking requirements on a exclusive basis for the term set forth in Section 9 hereof and provide investment banking services on a “best efforts’ basis that will include, without limitation, assistance in mergers, acquisitions and internal capital structuring, as well as the placement of new debt and/or equity issues, all with the objective of accomplishing the Company’s business and financial goals. In each instance, Mercer will render such services as to which the Company and Mercer mutually agree, and Mercer will use its best efforts to accomplish the goals agreed to by Mercer and the Company. Anything to the contrary herein notwithstanding, Mercer shall be free to render the same or similar services to any other entity selected by it.

2. Responsibilities of the Company. The Company shall provide Mercer with all financial and business information about the Company as requested by Mercer in a timely manner. In addition, executive officers and directors of the Company shall make themselves available for personal consultations with Mercer and/or third party designees, subject to reasonable prior notice, pursuant to the request of Mercer.

3. Investment Banking Fee. In consideration for the services set forth above, the Company shall pay Mercer, upon execution of this Agreement, and unrelated to any offering undertaken by Mercer, including the offerings hereinafter proposed, an investment banking fee of Twenty Five Thousand ($25,000) Dollars and issue to Mercer, warrants to purchase five hundred thousand (500,000) shares of the Company’s common stock exercisable for a period of five (5) years at $0.10 per share on a cashless basis. The aforesaid shares shall have “piggyback registration rights.”

4.  Placement of Securities and Compensation.  Upon the execution of this Agreement, Mercer will, in conjunction with the Company’s management, commence an offering of One Million Five Hundred Thousand ($1,500,000) Dollars of the Company’s 8% Convertible Notes (the “Notes”) which shall be convertible into shares of the Company’s common stock as follows: (A) at seventy-five ($0.75) cents per share at any time prior to the shares of the Company’s Common Stock being quoted on the Over-the-Counter Bulletin Board (“OTCBB”); (B) for a period of ninety (90) days from the date the shares of the Company’s Common Stock are quoted on the OTCBB, at the lesser of a 25% discount to the Closing Price on the business day preceding the Date of Conversion or One ($1.00) Dollar with a floor of seventy-five ($0.75) cents; or (C) thereafter, at the greater of a 25% discount to the Closing Price on the business day preceding the Date of Conversion or Seventy-Five ($0.75) cents. The Note purchasers will also receive warrants to purchase one (1) share of common stock for each two ($2.00) dollars of Notes purchased (the “Warrants”) which shall be exercisable at one dollar fifty cents ($1.50) per share (the “Warrants”). The shares of common stock underlying the Notes and the Warrants shall have piggyback registration rights. Upon completion of the sale of all of the Notes, the Company reserves the right, with the consent of Mercer, to offer and sell up to an additional Five Hundred Thousand ($500,000) Dollars of Notes with Warrants upon the same terms as the sale of the Notes.

In connection with the placement of the Notes and Warrants, Mercer shall be paid a sales commission of ten (10%) percent, a non-accountable expense allowance of three (3%) percent and placement agent warrants (the “Placement Warrants”) equal to ten (10%) percent of securities into which the Notes and Warrants are convertible or exercisable into. The Placement Warrants shall be exercisable for a period of five (5) years on a cashless basis at $0.75 per share and the shares underlying the Placement Warrants shall have “piggyback” registration rights.

For future capital raising investment banking services that will be rendered by Mercer, the cash fees and warrants issuable for such services will not be less than the fees set forth in this Section 4.

5.  Expenses. In connection with the placement of the Notes and Warrants, the Company shall be responsible for, and shall pay, all expenses directly and necessarily incurred in connection therewith, including, but not limited to (i) the costs of preparing, printing and filing, where necessary, the offering documents and all amendments and supplements thereto; (ii) the legal fees of Mercer’s counsel up to $15,000 which fees shall be paid from the escrowed funds at the first closing; and (iii) the blue sky fees and disbursement of Mercer’s counsel, which filing fees shall be advanced by the Company.

In addition to the fees described in section “4” above, the Company agrees to promptly reimburse Mercer upon request from time to time, for all out-of-pocket expenses directly incurred in connection with Mercer acting for the Company pursuant to this Agreement.

6.  Mergers, Acquisitions and Related Fees. In the event Mercer directly introduces a third party to the Company which results in the consummation of a merger or acquisition by and between such third party and the Company (a “Transaction”), Mercer shall be entitled to receive a merger and acquisition fee equal to the “Lehman Formula” based on $5 million increments, that is, 5% of the first $5 million, 4% of the second $5 million, etc., of the consideration paid in the Transaction, or the Lehman Formula for the equity value of the organization being acquired, at the option of Mercer.

For purposes of this agreement, and expressly subject to the initial sentence of this Section 6, “Transaction” shall mean (a) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which an entity is acquired (a “Acquired Party”) or combined with, the Company, (b) the acquisition, directly or indirectly, by the Company of (i) substantially all of the assets of the Acquired Party of (ii) fifty percent or more of the Acquired Party’s outstanding common stock, whether by way of tender or exchange offer, open market purchases, negotiated purchases or otherwise, or (c) the election or appointment of nominees or representatives of the Company to the Board of Directors of the Acquired Party so that the nominees or representatives represent, in the aggregate, at least a majority of such Board of Directors.

For purpose of this Agreement, "Consideration" means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities or guarantees) or other property, obligations or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with a Transaction, or the net present value of the estimated benefits to the Company of any joint venture, licensing or marketing agreement (“Consideration”). The value of Consideration shall be determined as follows:

(a)	the value of securities, liabilities, obligations, property and services shall be the fair market value as shall mutually be agreed upon at the date of the closing of the Transaction;

(b)	the value of indebtedness, including indebtedness assumed, shall be the face amount; and/or

(c)
the net present value of the estimated benefits to the Company of any joint venture, licensing or marketing agreement, as mutually determined by the parties. If the parties cannot come to such mutual determination, the net present value described above shall be determined by arbitration.

If the consideration payable in a Transaction includes contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fees of Mercer relating to such consideration shall be payable at the time of the receipt of such consideration.

The Company acknowledges that Mercer and its affiliates are in the business of providing merger and acquisition services (of all types contemplated by this Agreement) to others. Nothing herein contained shall be construed to limit or restrict Mercer or its affiliates in conducting such business with respect to others or in rendering such advice to others.

The Company also acknowledges that Mercer and its affiliates have or may have ownership interests in businesses, assets or technologies identified by them or others to the Company as potential Transactions. Nothing herein contained shall be construed to limit or restrict the ability of Mercer or its affiliates to be compensated for its ownership interest in such a Transaction on a basis separate and apart from the compensation described herein.

In connection with Mercer’s merger and acquisition services, the Company agrees that if during the period Mercer is retained by the Company or within two (2) years thereafter, a Transaction is consummated with a third party directly introduced by Mercer or the Company enters into a definitive agreement with a third party directly introduced by Mercer which at any time thereafter results in a Transaction (“Third Parties”), the Company will pay Mercer a transaction fee equal to the Lehman Formula set forth above.

It is understood that for purposes of this Agreement, Mercer shall be deemed to have introduced such Third Parties to the Company not only by physical introductions and meetings, but also by arranging or facilitating telephonic or correspondence meetings between the parties, whether or not Mercer participated in such meetings, telephone calls or correspondence.

Additionally, if during the period Mercer is retained by the Company a Transaction is consummated with a third party not introduced to the Company by Mercer, Mercer will be paid a fee equal to 50% of its compensation due pursuant to the language above.

7.  Additional Agreements of the Company. As additional consideration for Mercer agreeing to place securities of the Company, the Company agrees as follows:

(a) to utilize the services of Mercer Asset Management, Inc. (or its successor), an affiliate of Mercer, for all of its benefits related issues, including, but not limited to insurance and pension related services.

(b) to have the directors, officers and all stockholders holding at least 1% of the issued and outstanding common stock of the Company enter into lock-up agreements with Mercer whereby they will agree not to sell any of their shares for a period commencing on the date hereof and concluding on the six (6) month anniversary of the Company’s common stock initially trading on the Over-the-Counter Bulletin Board.

(c) to have its directors and officers open brokerage accounts with Mercer at such time as they intend to offer for sale their individually owned shares of the Company.

8.  Indemnification

The Company shall indemnify Mercer and hold it harmless against any and all losses, claims, damages or liabilities to which Mercer may become subject arising in any manner out of or in connection with the rendering of services by Mercer hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted from the gross negligence, bad faith and willful misconduct of Mercer.

The Company shall reimburse Mercer promptly for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, or otherwise relating to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Mercer hereunder (including without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); provided, however, that in the event that a final judicial determination is made to the effect specified above, Mercer will remit to the Company any amounts reimbursed under such paragraph.

The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply if either the Company or Mercer is a formal party to any such lawsuits, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee, or agent of Mercer (each, with Mercer, an “Indemnified Person”). The Company further agrees that, without Mercer’s prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or any other proceeding arising out of the transactions contemplated by this Agreement unless such settlement includes an implicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.

The Company further agrees that the Indemnified Persons are entitled to retain separate counsel of their choice in connection with any matters in respect of which Indemnification, reimbursement or contribution may be sought under this Agreement. Fees for counsel will be payable only if management and counsel to the Company have been consulted and allowed to participate fully in the selection of reasonable and appropriate counsel to the Indemnified Person(s). Each Indemnified person shall give notice to the Company within thirty (30) days of the assertion against such Indemnified Person of any claim or the commencement of any action or proceeding relating to any of the foregoing, provided further that if the Indemnified person fails to notify the Company, then the Company shall be relieved of any liability that it may have to such Indemnified Person as to such claim hereunder.

The Company and Mercer agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is judicially determined to be unavailable for a reason other than the gross negligence, bad faith or willful misconduct of Mercer, then whether or not Mercer is the Indemnified Person, the Company and Mercer shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Mercer on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company on the one hand, and Mercer on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by Mercer pursuant to this paragraph exceed the amount of the fees actually received by Mercer hereunder.

9.  Term and Termination. The term of this Agreement will be for a period of two (2) years from the date of this Agreement.

This Agreement may be terminated by the Company for cause. For the purpose of this agreement, “cause” means the failure by Mercer to perform in a material respect its obligations hereunder in accordance with the skill and diligence normally provided by recognized investment banking companies; provided, however, that the Company shall first give Mercer reasonable prior written notice of the Company’s intent to terminate the engagement (such notice to specify in reasonable detail the facts alleged to give rise to the Company’s right to terminate for cause) and shall have provided Mercer a reasonable opportunity to cure by performing such obligations (the reasonableness of such opportunity to be measured not only by Mercer’ ability to perform during such period but also by the adverse effect on the Company resulting from providing such additional period to enable Mercer to perform). Neither termination of the Agreement nor completion of this assignment contemplated hereby shall affect the provisions of paragraphs 3, 4, 5, 6 or 7 which shall remain operative and in full force and effect.

10.  Third Party Agreements. Mercer has the right, in its sole discretion, to sub-contract any of its rights to provide services hereunder to qualified third parties in its sole discretion, so long as Mercer remains the prime contractor of such services to the Company. Mercer has the right to enter into any finder, inter dealer or syndication agreements with qualified parties with respect to placing and arranging the Financings.

11.  Advertisements. The Company agrees that Mercer has the right to place advertisements in financial and other newspapers and journals describing the Company’s Financings and Mercer’ related services to the Company hereunder (a “Tombstone”), provided that Mercer will submit a copy of any such advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld.

12.  Complete Agreement. This Agreement contains the entire Agreement between the parties with respect to the contents hereof and supersedes all prior agreements and understandings between the parties with respect to such matters, whether written or oral. Neither this agreement, nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by any instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

13.  Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14.  Amendments. This Agreement may not be amended or modified except in writing signed by each of the parties

15.  Jurisdiction/Venue/Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The Company and Mercer hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. The Company further agrees that service of any process, summons, notice or document by mail, return receipt requested, to the Company’s address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against the Company in any such court. The Company and Mercer hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Mercer hereunder is expressly and irrevocably waived.

16.  Miscellaneous.

(a) The benefits of this agreement shall insure to the respective successors and assigns of the parties hereto and to the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this agreement by the parties hereto shall be binding upon their respective successors and assigns.

(b) For the convenience of the parties hereto, any number of counterparts of this agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same agreement.

(c) Neither the execution and delivery of this letter Agreement by the Company nor the consum-mation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certi-ficate of Incorporation or By-laws of the Company; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto.

If the foregoing correctly sets forth the understanding and agreement between Mercer and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.

Very truly yours,

Mercer Capital Ltd.

By: /s/ Anthony Salino
Anthony Salino, Managing Director and

Chief Operating Officer

Confirmed and Agreed to as of
January 23, 2007

Nucon-RF, Inc.

By: /s/ J.P. Todd Sinclair
J.P. Todd Sinclair Chief Financial Officer